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                             PIONEER FINANCE CORPORATION
                                 4949 NO. RANCHO DR.
                                 LAS VEGAS, NV  89130


FOR IMMEDIATE RELEASE:
October 26, 1998

                        PIONEER FINANCE CORPORATION ANNOUNCES
                          COMMENCEMENT OF EXCHANGE OFFER AND
                                 CONSENT SOLICITATION


LAS VEGAS, NEV. - Pioneer Finance Corp. ("PFC" or the "Company"), an indirect wholly-owned subsidiary of Santa Fe Gaming Corporation ("SFGC"), announced that it commenced an exchange offer and consent solicitation on October 23, 1998 with respect to its $60.0 million principal amount of 13 1/2% First Mortgage Bonds due December 1, 1998 (the "13 1/2% Notes"). The expiration dates for both the exchange offer and the consent solicitation are 12:00 midnight, New York City time, on November 20, 1998. The exchange offer is conditioned upon, among other things, 100% of the outstanding 13 1/2% Notes being tendered and not withdrawn, and the consent solicitation is conditioned upon the receipt and acceptance by the Company of consents with respect to at least $47 million principal amount of outstanding 13 1/2% Notes. The consent solicitation will be effective only if the exchange offer is not consummated.

In the exchange offer, PFC is offering, upon the terms and subject to the conditions set forth in its Offering Circular and Consent Solicitation Statement dated October 23, 1998, to exchange a principal amount of its 13 1/2% First Mortgage Notes due 2006 (the "New Notes") equal to the principal amount of all its outstanding 13 1/2% Notes properly tendered for exchange and not withdrawn, less the principal amount of 13 1/2% Notes repurchased in the exchange (approximately $2.8 million principal amount) for all 13 1/2% Notes. In addition, the Company will pay accrued and unpaid interest on tendered 13 1/2% Notes (approximately $4.1 million).

The New Notes will bear interest at a rate equal to 13 1/2% per annum. Interest on the New Notes is payable semiannually, commencing June 1, 1999, on June 1 and December 1 of each year and will accrue from the date following the Expiration Date. PFC will have the right to pay in kind up to 50% of the interest payable on each interest payment date through December 1, 2000 through the issuance of additional New Notes with a principal amount equal to the interest being satisfied in kind.

The Company is also soliciting the consents of holders of 13 1/2% Notes to, among other things, forbear until December 2000 against exercising rights and remedies as a result of a failure by PFC to pay principal or interest on the 13 1/2% Notes at the December 1, 1998 maturity and, in the event PFC files for relief under Chapter 11 of the United States Bankruptcy Code, to vote to

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accept a plan of reorganization that provides for treatment of the 13 1/2% Notes in a manner substantially the same as proposed in the exchange.

IBJ Schroder Bank and Trust Company is the exchange and consent solicitation agent in connection with the exchange offer and the solicitation. D.F. King & Co., Inc. is the information agent in connection with the exchange offer and the solicitation.

The exchange offer and solicitation are being made by the Company only to holders of 13 1/2% Notes in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by
Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of 13 1/2% Notes.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340